EXHIBIT 99.3
TEL. (787) 764-1893
FAX: (787) 759-7803
POPULAR, INC.
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
BROKER AND NOMINEE FORM
Date:
POPULAR, INC.
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
Instructions:
This form is to be used only by brokers, banks, and other nominees submitting optional cash purchases on behalf of beneficial holders whose shares are held in the name of a major securities depository, as provided for in the Prospectus for the Popular, Inc. Dividend Reinvestment and Stock Purchase Plan. This form will not be processed unless it is completed in its entirety. The broker, bank or other nominee submitting this form hereby certifies that the information contained herein is true and correct as of the date of this form. Optional cash purchases may not exceed $10,000 per month. Unless otherwise specified, the new shares will be registered in the name of the depository participant named below.
A NEW FORM MUST BE COMPLETED EACH TIME AN OPTIONAL CASH PURCHASE IS SUBMITTED.
Name of depository participant
submitting optional cash purchase
Address
Contact person
Phone ( )
Popular, Inc. shareholder number
(required)
Name of depository
Participant Number
Optional cash purchase amount ($)
(see limitations above)
Form of payment ☐           Check ☐           Money Order ☐
Wire Transfer (requires prior
written approval from Plan
Administrator)
ALL FUNDS MUST BE RECEIVED BY THE PLAN ADMINISTRATOR BY 4:00 P.M. (Eastern Standard Time) ON OR BEFORE THE FIFTEENTH OF EACH MONTH IN ORDER TO BE ELIGIBLE FOR INVESTMENT DURING THE NEXT INVESTMENT DATE.

Broker, Bank or other Nominee Authorized Signature